Thornburg Investment Trust 485BPOS

Exhibit 99(m)(4)

FOURTH SUPPLEMENT TO

THORNBURG INVESTMENT TRUST’S

SECOND RESTATED PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

(Second Restated Service Plan)

In accordance with paragraph 6 of the Thornburg Investment Trust Second Restated Plan of Distribution Pursuant to Rule 12b-1 (Second Restated Service Plan) made as of November 1, 2016 by Thornburg Investment Trust, the Second Restated Plan of Distribution Pursuant to Rule 12b-1 (Second Restated Service Plan) is made applicable to Class A, C, I, R3, R4, and R5 shares of Thornburg Core Plus Bond Fund effective October 2, 2023.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway